ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2007 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 13, 2007 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2007.

EST reported sales for the third quarter of 2007 of $682,945 compared to $635,531 for the same quarter in 2006. Net Income for the third quarter of 2007 was $42,838, or $0.01 per share, compared with Net Income of $53,724, or $0.01 per share, for the third quarter of 2006. For the nine-month period, EST recorded net income of $165,142 or $0.03 per share on sales of $2,031,481 for the nine month period ended September 30, 2007, compared with a net income $62,979 or $0.01 per share on sales of $1,764,334 for the same period in 2006.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology. Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2007	Sept 30 2006	Sept 30 2007	Sept 30 2006
Sales	$682,945	$635,531	$ 2,031,481	$ 1,764,334
Net income (loss) before tax	97,538	88,863	249,842	101,487
Net Income (loss)	42,838	53,724	165,142	62,979
Weighted average common Shares outstanding	5,153,667	5,153,667	5,237,537	5,169,484
Basic Earnings (Loss) per Share	$ 0.01	$ 0.01	$ 0.03	$ 0.01
Diluted Earnings (Loss) per Share	$ 0.01	$ 0.01	$ 0.03	$ 0.01

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2007	December 31, 2006
Cash and cash equivalents	$ 1,299,485	$ 1,487,848
Total current assets	3,116,069	3,135,144
Property & equipment (net)	142,799	152,655
Total assets	3,286,108	3,319,851
Total current liabilities	214,665	310,351
Long-term debt	-0-	-0-
Stockholders' equity	3,024,143	2,959,000

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM